AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Julie Tu - Investor Inquiries
Yadira R. Mercado	212/445-8456
Executive Vice-President, CFO	Marilynn Meek
787/751-7340	General Inquiries
212/827-3773

EUROBANCSHARES, INC. REPORTS EARNINGS FOR THE
THIRD QUARTER ENDED SEPTEMBER 30, 2006

San Juan, Puerto Rico, November 6, 2006 - EuroBancshares, Inc. (Nasdaq: EUBK) (the “Company”) today reported net income for the quarter ended September 30, 2006 in the amount of $1.4 million, or $0.06 per diluted share compared to $4.8 million, or $0.23 per diluted share, for the same period in 2005. Net income for the nine-month period ended September 30, 2006 was $8.0 million, or $0.38 per diluted share, compared to $14.9 million, or $0.70 per diluted share, for the comparable period last year. Earnings per share for those periods gives effect to:

•	the repurchase of 652,027 shares between November 2005 and September 2006 in connection with a stock repurchase program approved by the Board of Directors in October 2005;

•	the exercise of 150,000, 56,450, and 7,000 stock options in February, June and September 2006, respectively; and

•	the recording of 1,688 shares held in treasury as a result of a payment in lieu of foreclosure from a former borrower in November 2005.

Return on Average Assets (ROAA) for the third quarter of 2006 was 0.24%, compared to a ROAA of 0.82% for the same quarter in 2005. Return on Average Common Equity (ROAE) for the third quarter of 2006 was 3.77%, compared to 12.12% for the third quarter of 2005.

ROAA for the nine months ended September 30, 2006 was 0.44%, compared to a ROAA of 0.90% for prior year same period. ROAE for the nine months ended September 30, 2006 was 6.96%, compared to 12.89% for same prior year period in 2005.

Rafael Arrillaga-Torréns, Jr., Chairman, President and Chief Executive Officer said: “The difficult economic environment experienced on the Island continues, and our results have been impacted accordingly. However, we will continue focusing on growing our niche and expanding our branch network to increase our core deposit base and continue growing our commercial loans portfolio. During the nine months ended September 30, 2006, commercial loans grew by $112.8 million, which represents a 17.0% increase on an annualized basis. This demonstrates our ability to keep growing and gaining market share.”

Net Interest Income

EuroBancshares reported total interest income of $41.8 million for the third quarter of 2006, compared to $34.7 million for the third quarter of 2005. Total interest income for the nine months ended September 30, 2006 was $119.4 million, compared to $96.4 million for prior year same period. These increases were due to a combination of increases in average interest-earning assets and increased yields resulting from higher interest rates during 2006. For the third quarter and nine months ended September 30, 2006, the average interest-earning assets increased to $2.378 billion and $2.331 billion, respectively, compared to $2.250 billion and $2.120 billion for prior year same periods.

Total interest expense was $25.3 million for the third quarter ended September 30, 2006, compared to $17.6 million for the same quarter in 2005.  Total interest expense for the nine months ended September 30, 2006 was $68.5 million, compared to total interest expense of $45.8 million for prior year same period. These increases resulted also from the combination of higher interest-bearing liabilities and increased costs of funds during 2006. For the third quarter and nine months ended September 30, 2006, the average interest-bearing liabilities increased to $2.142 billion and $2.094 billion, respectively, compared to $2.014 billion and $1.889 billion for prior year same periods.

Net interest margin on a fully taxable equivalent basis decreased to 2.73% and 2.95% for the third quarter and nine months ended September 30, 2006, respectively, compared to 3.14% and 3.31% for the same periods in 2005. Net interest spread on a fully taxable equivalent basis decreased to 2.19% and 2.44% for the third quarter and nine months ended September 30, 2006, respectively, from 2.73% and 2.91% for prior year same periods. These decreases in net interest margin and spread were primarily caused by the increase in the average cost of interest bearing liabilities as a result of the rising short-term interest rates and the inverted yield curve, which caused short term borrowing costs to increase at a faster rate than the yield on earning-assets, and to the fact that the increase in average deposits has been substantially in brokered deposits and higher rates time deposits driven by the extremely competitive local environment.

Provision for Loan Losses

The provision for loan and lease losses for the quarter ended September 30, 2006 was $4.8 million or 94.5% of net charge-offs, compared to $3.0 million or 79.5% of net charge-offs for the same quarter in 2005. For the nine months ended September 30, 2006 and 2005, the provision for loan losses was $11.6 million or 101.9% of net charge-offs and $6.3 million or 62.7% of net charge-offs, respectively. The provision for loan and lease losses is a direct result of the periodic evaluation of the allowance for possible loan and lease losses, considering the growth in the loan portfolio, net-charge offs, delinquencies and related loss experience. The increase in the provision was primarily associated with the loan portfolio growth and to the increases in net charge-offs and non-performing loans. These factors are discussed below in more detail.

Non-Interest Income

The Company’s non-interest income for the third quarter of 2006 was of $1.8 million, compared to $2.5 million for the same quarter last year. This decrease was due to the net effect of: (i) a $169,000 decrease in service charges, in part due to a decrease in trust fees and non-sufficient fund charges on deposit accounts; (ii) a $266,000 decrease in gain on sale of loans and leases since no leases were sold during 2006, compared to $15 million sold with a $348,000 gain during the third quarter of 2005; and (iii) a $255,000 increase in the loss on sale of repossessed assets mainly as a result of higher volumes in sales, although losses per unit during the third quarter of 2006 were lesser than losses in the same quarter last year.

Non-interest income for the first nine months of 2006 was $6.7 million, compared to $5.9 million for the same period in 2005. This increase resulted from the net effect of: (i) a $474,000 decrease in service charges, mainly trust fees and non-sufficient fund charges on deposit accounts; (ii) a $944,000 decrease in net losses on non-hedging derivatives, which reflected a $1.1 million charge to earnings in the first quarter of 2005 for net losses on non-hedging derivatives on which hedge accounting had been discontinued, and a $132,000 gain on such derivatives in the second quarter of 2005 resulting from their early termination in April 2005; (iii) a $660,000 decrease in gain on sale of loans, since no leases were sold during 2006, compared to $29.9 million sold with a $713,000 gain during the first nine months of 2005; (iv) a $230,000 loss on sale of securities resulting from the sale of $40.0 million in U.S. Treasury obligations available for sale in March 2005, which were sold in an effort to improve the yields of the available for sale securities portfolio; and (v) there was a $201,000 gain on sale of repossessed assets for the nine-month period ended September 30, 2006, compared to a $515,000 loss for prior year same period.

Non-Interest Expense

Non-interest expense for the third quarter of 2006 increased to $11.5 million, compared to $9.3 million for the third quarter of 2005. The increase during the third quarter of 2006 when compared to the same period in 2005 was mainly concentrated in salaries, which increased by $1.1 million; an increase of $532,000 in occupancy expenses; and an increase of $356,000 in other expenses mainly associated to the valuation of repossessed vehicles in an effort to expedite their disposition in the future. Non-interest expense for the nine-month period ended September 30, 2006 increased to $33.1 million from $27.5 million for the same period in 2005. This increase was mainly caused by the combined effect of an increase of $3.2 million in salaries and employee benefits; an increase of $984,000 in occupancy expenses, which resulted from: (i) the opening of two new branches in September and December 2005, respectively; (ii) salary increases for year 2005, which were effective in January 2006; and (iii) an increase in employee headcount from the opening of previously mentioned branches and from the restructuring of the mortgage loans department to take advantage of the opportunities of this area on the Island and also to increase sales in the secondary market; and an increase of $777,000 in other expenses mainly related to repossessed vehicles, as mentioned above. The efficiency ratio on a fully taxable equivalent basis for the quarter ended September 30, 2006 was 63.83%, compared to 46.24% for the quarter ended September 30, 2005, and 56.77% for the nine months ended September 30, 2006, compared to 46.88% for prior year same period.

Income Tax Expense

During the third quarter of 2006, income tax expense decreased to $495,000, compared to $2.4 million for the same quarter in 2005. Also, for the nine months ended September 30, 2006, the income tax expense decreased to $4.9 million, compared to $7.9 million for the same period in 2005. The decrease in income tax expense during the nine months ended September 30, 2006 resulted from the net effect of a $12.9 million pre-tax income and a 38.15% effective tax rate, compared to a $22.7 million pre-tax income and a 34.65% effective tax rate for the same period in 2005. In addition, during the 2006, the Company purchased at discount, tax credits by the amount of approximately $3.8 million recording an income tax benefit of $376,000. The increase in the effective tax rate during the nine months ended September 30, 2006 mainly resulted from the increase in taxable income as a percentage of total income and the additional temporary taxes recently approved by the Puerto Rico Legislature, as explained below.

On August 1, 2005, the governor of Puerto Rico approved and signed Law No. 41, which imposes an additional transitory tax of 2.5% on taxable income. This additional tax increases the maximum statutory tax rate from 39.0% to 41.5% and is applicable to all corporations and partnerships with taxable income in excess of $20,000 during the taxable years beginning after December 31, 2004 and ending on or before December 31, 2006.

In addition, on May 13, 2006, the governor of Puerto Rico approved and signed Law No. 89, which imposes an additional transitory tax of 2% on taxable income. This tax is applicable to the Banking industry raising the maximum statutory tax rate to 43.5% for taxable years beginning after December 31, 2005 and ending on or before December 31, 2006. This law also states that for taxable years beginning after December 31, 2006, the maximum statutory tax rate will be 39%.

The approval of the additional transitory taxes of 4.5% over the original maximum statutory tax rate of 39% resulted in additional income tax expense of $469,000 for the nine months ended September 30, 2006.

In addition, on May 16, 2006, the governor of Puerto Rico approved and signed Law No. 98, the “Law of the 2006’s Extraordinary Tax.” This law imposes a prepaid tax of 5% over the 2005 taxable net income by for profit partnerships and corporations with gross income over $10.0 million. The Company could use the full payment as a tax credit in the income tax return for the taxable year beginning after December 31, 2005 and the portion not used, if any, could be used in equal portions for up to the next four taxable years. This prepayment of tax resulted in a disbursement of approximately $196,000. No income tax expense was recorded since such prepayment will be used as a tax credit in the 2006’s income tax return.

Balance Sheet Summary and Asset Quality Data

The Company increased its total assets to $2.501 billion as of September 30, 2006 from $2.391 billion as of December 31, 2005. The increase was mainly concentrated in the loan portfolio, which increased by $130.0 million or 11.09% on an annualized basis, as explained below.

Loans and Asset Quality

Total loans increased to $1.706 billion as of September 30, 2006, from $1.576 billion as of December 31, 2005. Total commercial loans increased by $112.8 million, or 17.0% on an annualized basis, to $997.2 million as of September 30, 2006, from $884.4 million as of December 31, 2005. Construction loans increased to $105.5 million, or 36.81% on an annualized basis, as of September 30, 2006, from $82.7 million as of December 31, 2005. Mortgage loans increased to $69.9 million, or by 74.46% on an annualized basis, as of September 30, 2006, from $44.8 million as of December 31, 2005. For the nine month period ended September 30, 2006, the aggregate balance in our leasing portfolio decreased by a total of $29.2 million, net of repayments and originations, to $458.7 million as of September 30, 2006, from $487.9 million as of December 31, 2005, as the Company has tightened its underwriting standards in order to manage delinquencies and reduce possible future losses.

Non-performing loans to total loans increased to 3.05% as of September 30, 2006, from 2.43% and 2.30% as of June 30, 2006 and December 31, 2005, respectively. Non-performing assets to total assets increased to 2.64% as of September 30, 2006, from 2.20% and 1.91% as of June 30, 2006 and December 31, 2005, respectively. Non-performing loans as of September 30, 2006 amounted to $52.2 million, compared to $40.7 million and $36.3 million as of June 30, 2006 and December 31, 2005, respectively. The increase in non-performing loans during the third quarter of 2006 when compared to previous quarter was due to the combined effect of a $9.5 million increase in loans over 90 days past due still accruing interest and an increase of $2.0 million in nonaccrual loans, which are explained below in more detail.

The $9.5 million increase in loans over 90 days still accruing interest was mainly concentrated in two commercial and construction loans secured by real estate, one for $3.8 million and the other for $2.3 million, with loan to values of 32% and 64%, respectively. It is important to point out that our historical losses through the years on commercial and construction loans secured by real estate have been low.

The $2.0 million increase in nonaccrual loans was mainly attributable to the combined effect of: (i) a $1.3 million increase in the marine loans category, basically resulting from 15 new loans classified as nonaccrual during the quarter; (ii) an increase of $517,000 in lease financing contracts; and (iii) an increase of $322,000 in the commercial loans category, mostly secured by real estate.

Repossessed assets increased to $13.8 million as of September 30, 2006, compared to $13.1 million and $9.5 million as of June 30, 2006 and December 31, 2005, respectively. The increase during the third quarter of 2006 when compared to the previous quarter was due to the net effect of: (i) an increase of $1.1 million in other real estate owned resulting from the foreclosing of five real estate properties, of which four were related to one credit facility; and (ii) a decrease of $442,000 in other repossessed assets, mainly related to an increase in the valuation allowance for repossessed vehicles in an effort to expedite their disposition, as mentioned before.

Even though the number of repossessed vehicles increased during this quarter when compared to the previous quarter, the net increase in the quarter in term of units was lower as sales of repossessed vehicles also increased for the third quarter of 2006 as compared to the prior quarter. Total repossessed and sold vehicles during the third quarter of 2006 were 540 and 456, respectively, compared to 398 and 289 in the second quarter of 2006. We continue monitoring this inventory very closely and taking measures to prevent further deterioration and expedite its disposition. We already relocated these assets to a more accessible lot in order to give them more exposure in an effort to increase sales to the public.

Annualized net charge-offs as a percentage of average loans increased to 1.22% for the quarter ended on September 30, 2006, from 0.76% and 0.92% for the second quarter of 2006 and the year ended December 31, 2005, respectively. Net charge-offs for the quarter ended September 30, 2006 as compared to the quarters ended June 30, 2006 and December 31, 2005 were as follows: (i) $540,000 net charge-offs on commercial loans secured by real estate for the third quarter of 2006, compared to $2,000 for the quarter of June 2006, while there were no net charge-offs for this category during the last quarter of 2005; (ii) $1.1 million net charge-offs on other commercial and industrial loans for the third quarter of 2006, compared to $278,000 and $504,000 for the quarters of June 2006 and December 2005, respectively; (iii) $326,000 net charge-offs on consumer loans for the third quarter of 2006, compared to $463,000 and $576,000 for the quarters of June 2006 and December 2005, respectively; (iv) $3.2 million net charge-offs on leases financing contracts for the third quarter of 2006, compared to $2.3 million and $2.4 million for the quarters of June 2006 and December 2005, respectively; and (v) $2,000 net charge-offs on other loans for the third quarter of 2006, compared to $64,000 and $28,000 for the quarters of June 2006 and December 2005, respectively. The increase in commercial loans net charge-offs during the third quarter of 2006 when compared to the previous quarter was mainly related to previously classified loans. This is reflected by the fact that the allowance for loan and lease losses as a percentage of total loans decreased four basis points when comparing this third quarter with the previous one in 2006. The increase in leases financing contracts net charge-offs when comparing the third quarter of 2006 to the previous quarter was directly related to the increase in units repossessed during the third quarter of 2006 since delinquencies remained stable when compared with previous quarter.

The allowance for loan and lease losses increased to $18.4 million as of September 30, 2006, from $18.7 million and $18.2 million as of June 30, 2006 and December 31, 2005, respectively. We believe that the allowance for loan and lease losses is considered adequate and it represents 1.08% of total loans as of September 30, 2006.

During the third quarter of 2006, the investment portfolio decreased by approximately $15.6 million to $664.6 million as of September 30, 2006 from $680.2 million as of December 31, 2005. The change from December 31, 2005 was primarily due to the net effect of: (i) a net decrease of $7.9 million in FHLB investments due to: purchases of $8.7 million and principal prepayments and maturity of $17.2 million in FHLB obligations, and the purchase of $1.2 million and redemption of $586,000 in FHLB stocks; (ii) the purchase of $20.0 million and the maturity of $8.0 million in other US government agencies obligations; (iii) the purchase of $53.7 million and the prepayments for approximately $77.0 million in mortgage backed securities; (iv) the purchase of $5.0 million and the maturity or redemption of $3.0 million in Puerto Rico Agency Notes; and (v) a net premium amortization of $737,000. During the past few years, we positioned our investment portfolio for an increase in interest rates by purchasing mostly investments with maturities or estimated maturities between 1½ to 4 years. During the first half of 2006, we saw higher interest in the short term of the curve and we were able to reinvest a portion of the cash flows generated by the investment portfolio at higher yields and for maturities or estimated maturities from 2 years to 7 years. We did not purchase any securities during the third quarter of 2006. As of September 30, 2006, after above-mentioned transactions, the estimated average maturity was approximately 3.14 years and the average yield increased to approximately 4.59%, compared to an estimated average maturity of 2.77 years and to an estimated average yield of 4.26% for December 31, 2005.

Total deposits as of September 30, 2006 amounted to $1.745 billion, compared to $1.734 billion as of December 31, 2005. The $11.1 million increase was due to the net effect of: (i) a $18.2 million decrease in noninterest-bearing deposits; (ii) a $838,000 decrease in now and money market accounts; (iii) a $58.1 million decrease in savings accounts; (iv) a $17.8 million decrease in regular time deposits and IRA’s; (v) a $6.5 million increase in jumbo time deposits; and (vi) a $99.6 million increase in brokered time deposits. The decrease in core deposits is mainly attributed to the strong competition on the Island for this type of deposits, and as a result, our funding for growth has been basically concentrated in brokered deposits and jumbo time deposits. Other borrowings increased to $556.2 million as of September 30, 2006, compared to $475.7 million as of December 31, 2005.

Recent Developments

On December 18, 2001, Eurobank Statutory Trust I, one of our non-banking subsidiaries, issued $25.0 million in floating rate Trust Preferred Securities due in 2031 with an option to redeem in five years. The Company is evaluating the possibility of exercising the five year redemption option on December 18, 2006. Unamortized placements costs as of that date in the amount of approximately $626,000 will be written-off on that same date.

The interest on these capital securities is payable at an annual rate equal to the three-month LIBOR, plus 3.60% with a ceiling rate of 12.50%. Assuming a rate of 8.99%, the actual rate to be paid over these capital securities up to December 17, 2006, such redemption could represent savings of approximately $2.2 million in interest expense on notes payable to statutory trusts for fiscal year 2007.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly owned banking subsidiary, Eurobank; EBS Overseas, an international banking entity, and its wholly owned insurance agency, EuroSeguros.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission. Chairman, President and CEO

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

September 30, 2006 and December 31, 2005
	September 30,	December 31,
Assets	2006	2005
Cash and due from banks	$19,852,364	$20,993,485
Interest bearing deposits	20,285,235	20,773,171
Securities purchased under agreements to resell	44,607,872	54,132,673
Investment securities available for sale:
Pledged securities with creditors’ right to repledge	322,505,014	399,365,589
Other securities available for sale	291,556,161	227,714,687
Investment securities held to maturity:
Pledged securities with creditors’ right to repledge	38,661,919	41,718,249
Other securities held to maturity	661,365	752,535
Other investments	11,238,850	10,652,000
Loans held for sale	1,559,099	936,281
Loans, net of allowance for loan and lease losses of $18,399,672 in 2006
and $18,188,130 in 2005	1,687,115,765	1,558,071,526
Accrued interest receivable	15,940,351	14,979,784
Customers’ liability on acceptances	1,577,148	501,195
Premises and equipment, net	14,385,460	11,167,981
Other assets	31,031,312	29,523,653
Total assets	$2,500,977,915	$2,391,282,809
Liabilities and Stockholders’ Equity
Deposits:
Noninterest bearing	$128,405,877	$146,637,966
Interest bearing	1,616,843,560	1,587,490,180
Total deposits	1,745,249,437	1,734,128,146
Securities sold under agreements to repurchase	501,100,354	419,859,750
Acceptances outstanding	1,577,148	501,195
Advances from Federal Home Loan Bank	8,720,432	8,758,626
Notes payable to Statutory Trusts	46,393,000	46,393,000
Other borrowings	—	700,175
Accrued interest payable	16,285,778	9,263,493
Accrued expenses and other liabilities	11,378,089	6,711,389
	2,330,704,238	2,226,315,774
Stockholders’ equity:
Preferred stock:
Preferred stock Series A, $0.01 par value. Authorized 20,000,000
shares; issued and outstanding 430,537 in 2006 and 2005	4,305	4,305
Capital paid in excess of par value	10,759,120	10,759,120
Common stock:
Common stock, $0.01 par value. Authorized 150,000,000
shares; issued: 19,777,536 shares in 2006 and 19,564,086 shares in
2005; outstanding: 19,123,821shares in 2006 and 19,398,848 in 2005	197,775	195,641
Capital paid in excess of par value	106,541,293	105,508,402
Retained earnings:
Reserve fund	7,477,541	6,528,519
Undivided profits	60,845,418	54,348,750
Treasury stock, 653,715 shares at cost in 2006
and 165,238 shares at cost in 2005	(7,410,711)	(1,946,052)
Accumulated other comprehensive loss	(8,141,064)	(10,431,650)
Total stockholders’ equity	170,273,677	164,967,035
Total liabilities and stockholders’ equity	$2,500,977,915	$2,391,282,809

EUROBANCSHARES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

For the three and nine-month periods ended September 30, 2006 and 2005

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Interest income:
Loans, including fees	$33,602,070	$27,873,828	$95,523,851	$78,961,729
Investment securities:
Available for sale	7,174,180	6,033,995	21,041,188	15,216,986
Held to maturity	439,515	461,395	1,345,837	1,404,723
Interest bearing deposits, securities purchased
under agreements to resell, and other	633,292	344,567	1,535,692	816,639
Total interest income	41,849,057	34,713,785	119,446,568	96,400,077
Interest expense:
Deposits	17,730,807	11,595,153	49,013,326	31,605,610
Securities sold under agreements to repurchase,
notes payable, and other	7,584,739	6,027,523	19,451,835	14,187,024
Total interest expense	25,315,546	17,622,676	68,465,161	45,792,634
Net interest income	16,533,511	17,091,109	50,981,407	50,607,443
Provision for loan and lease losses	4,849,000	3,015,000	11,629,000	6,340,000
Net interest income after provision for loan
and lease losses	11,684,511	14,076,109	39,352,407	44,267,443
Noninterest income:
Service charges – fees and other	2,155,924	2,324,679	6,228,010	6,701,742
Net loss on non-hedging derivatives	—	—	—	(943,782)
Net loss on sale of securities	—	—	—	(230,017)
Net (loss) gain on sale of repossessed assets and on disposition
of other assets	(510,980)	(256,306)	200,768	(515,355)
Gain on sale of loans	133,431	399,598	262,470	922,330
Total noninterest income	1,778,375	2,467,971	6,691,248	5,934,918
Noninterest expense:
Salaries and employee benefits	4,535,978	3,459,495	14,012,230	10,792,665
Occupancy	2,587,193	2,055,623	7,087,081	6,103,477
Professional services	966,790	924,811	3,154,810	2,787,087
Insurance	293,349	256,330	794,427	807,943
Promotional	323,538	175,342	840,593	537,901
Other	2,813,905	2,458,366	7,216,039	6,439,479
Total noninterest expense	11,520,753	9,329,967	33,105,180	27,468,552
Income before income taxes	1,942,133	7,214,113	12,938,475	22,733,809
Provision for income taxes	494,556	2,417,003	4,935,712	7,876,818
Net income	$1,447,577	$4,797,110	$8,002,763	$14,856,991

Basic earnings per share	$0.07	$0.24	$0.39	$0.73

Diluted earnings per share	$0.06	$0.23	$0.38	$0.70

EUROBANCSHARES, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Dollars in thousands, except share data)
Unaudited

	Quarter Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2006	2005	2006	2006	2005

Average shares outstanding - basic	19,118,191	19,564,086	19,215,736	19,248,639	19,564,086
Average shares outstanding - assuming dilution	19,467,678	20,303,481	19,651,760	19,721,754	20,320,620
Number of shares outstanding at end of period	19,123,821	19,564,086	19,116,821	19,123,821	19,564,086
Book value per common share	$8.44	$8.08	$7.89	$8.44	$8.08

Average Balances

Total assets	2,462,169	2,330,063	2,414,599	2,410,695	2,198,048
Loans and leases, net of unearned	1,687,896	1,525,898	1,640,308	1,641,923	1,469,750
Interest-earning assets (1)	2,378,352	2,249,979	2,333,712	2,330,986	2,120,250
Interest-bearing deposits	1,597,529	1,389,032	1,593,813	1,589,606	1,336,109
Interest-bearing liabilities	544,248	625,465	506,820	504,246	553,045
Preferred stock	10,763	10,763	10,763	10,763	10,763
Shareholders' equity	164,297	169,078	162,186	164,163	164,415

Loan Mix

Commercial & industrial secured by real estate	708,658	576,449	683,608	708,658	576,449
Other commercial & industrial	288,499	265,333	283,194	288,499	265,333
Construction secured by real estate	104,538	69,794	90,306	104,538	69,794
Other construction	956	950	1,210	956	950
Mortgage	69,884	46,430	60,702	69,884	46,430
Consumer secured by real estate	800	891	931	800	891
Other consumer	61,903	66,575	62,719	61,903	66,575
Lease financing contracts	458,683	484,792	474,085	458,683	484,792
Overdrafts	7,335	6,966	8,023	7,335	6,966
Total	1,701,256	1,518,180	1,664,778	1,701,256	1,518,180

Deposit Mix

Noninterest-bearing deposits	128,406	136,022	141,875	128,406	136,022
Now and money market	70,124	82,313	74,509	70,124	82,313
Savings	165,532	239,592	179,389	165,532	239,592
Broker deposits	1,066,828	786,654	1,029,726	1,066,828	786,654
Regular CD's & IRAS	104,123	129,094	110,770	104,123	129,094
Jumbo CD's	210,237	208,150	206,589	210,237	208,150
Total	1,745,250	1,581,825	1,742,858	1,745,250	1,581,825

Financial Data

Total assets	2,500,978	2,380,589	2,444,308	2,500,978	2,380,589
Loans and leases, net of unearned	1,707,075	1,526,412	1,671,191	1,707,075	1,526,412
Allowance for loan and lease losses	18,400	15,266	18,682	18,400	15,266
Total deposits	1,745,249	1,581,825	1,742,859	1,745,249	1,581,825
Total borrowings	556,214	613,293	515,315	556,214	613,293
Preferred stock	10,763	10,763	10,763	10,763	10,763
Dividends on preferred stock	188	188	186	557	557
Shareholders' equity	170,274	167,814	159,964	170,274	167,814
Net income	1,447	4,797	3,289	8,003	14,857
Total interest income	41,849	34,714	39,815	119,447	96,400
Total interest expense	25,315	17,623	22,751	68,465	45,793
Provision for loan and lease losses	4,849	3,015	3,390	11,629	6,340
Non-interest income	2,156	2,325	2,012	6,228	6,702
Net gain (loss) on non-hedge derivatives	-	-	-	-	(944)
Net gain (loss) on sale of loans and other assets	(378)	143	535	463	177
Non-interest expense	11,521	9,330	10,526	33,105	27,469
Income taxes	495	2,417	2,406	4,936	7,877
Net income before extraordinary item	1,447	4,797	3,289	8,003	14,857
Nonperforming assets	65,903	44,828	53,756	65,903	44,828
Nonperforming loans	52,151	34,633	40,659	52,151	34,633
Net charge-offs	5,131	3,793	3,118	11,417	10,113

Performance Ratios

Return on average assets (2)	0.24%	0.82%	0.54%	0.44%	0.90%
Return on average common equity (3)	3.77	12.12	8.69	6.96	12.89
Net interest spread (4)	2.19	2.73	2.51	2.44	2.91
Net interest margin (5)	2.73	3.14	3.01	2.95	3.30
Efficiency ratio (6)	63.83	46.33	52.44	56.77	46.98
Earnings per common share - basic	$0.07	$0.24	$0.16	$0.39	$0.73
Earnings per common share - diluted	0.06	0.23	0.16	0.38	0.70

Asset Quality Ratios

Nonperforming assets to total assets	2.64%	1.88%	2.20%	2.64%	1.88%
Nonperforming loans to total loans	3.05	2.27	2.43	3.05	2.27
Allowance for loan and lease losses to total loans	1.08	1.00	1.12	1.08	1.00
Net loan and lease charge-offs to average loans	1.22	0.99	0.76	0.93	0.92

(1) Includes nonaccrual loans, which balance as of the periods ended September 30, 2006 and 2005, and June 30, 2006 was $33.9 million, $27.0 million and $31.9 million, respectively.
(2) Return on average assets (ROAA) is determined by dividing net income before extraordinary gain by average assets.
(3) Return on average common equity (ROAE) is determined by dividing net income before extraordinary gain by average common equity.
(4) Represents the average rate earned on interest-earning assets less the average rate paid on interest-bearing liabilities, both on fully taxable equivalent basis.
(5) Represents net interest income on fully taxable equivalent basis as a percentage of average interest-earning assets.
(6) The efficiency ratio is determined by dividing total noninterest expense by an amount equal to net interest income (fully taxable equivalent) plus noninterest income.

EUROBANCSHARES, INC. AND SUBSIDIARIES
NONPERFORMING ASSETS
(Dollars in thousands)
Unaudited

	For the periods ended
	September 30,	June 30,	December 31,	September 30,
	2006	2006	2005	2005

Loans contractually past due 90 days or
more but still accruing interest:	$18,224	$8,757	$8,560	$7,598
Nonaccrual loans:	33,927	31,902	27,703	27,035
Total nonperforming loans	52,151	40,659	36,263	34,633
Repossessed property:
Other real estate	3,763	2,666	1,542	2,963
Other repossesed assets	9,989	10,431	7,975	7,232
Total repossessed property	13,752	13,097	9,517	10,195
Total nonperforming assets	$65,903	$53,756	$45,780	$44,828

Nonperforming loans to total loans	3.05%	2.43%	2.30%	2.27%
Nonperforming assets to total loans plus
repossessed property	3.83	3.19	2.89	2.92
Nonperforming assets to total assets	2.64	2.20	1.91	1.88

EUROBANCSHARES, INC. AND SUBSIDIARIES
NET CHARGE-OFFS
(Dollars in thousands)
Unaudited
	Quarter Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2006	2006	2006	2005	2005
Charge-offs:
Real estate secured	$551	$2	$23	$-	$-
Commercial and industrial	1,179	462	752	544	1,830
Consumer	423	619	365	639	403
Leases financing contracts	3,610	2,587	2,903	2,993	2,504
Other	5	65	27	28	62
Total charge-offs	5,768	3,735	4,070	4,204	4,799

Recoveries:
Real estate secured	$11	$-	$-	$-	$-
Commercial and industrial	92	184	225	40	327
Consumer	97	156	65	63	55
Leases financing contracts	434	276	600	588	623
Other	3	1	12	-	2
Total recoveries	637	617	902	691	1,007

Net charge-offs:
Real estate secured	$540	$2	$23	$-	$-
Commercial and industrial	1,087	278	527	504	1,503
Consumer	326	463	300	576	348
Leases financing contracts	3,176	2,311	2,303	2,405	1,881
Other	2	64	15	28	60
Total net charge-offs	$5,131	$3,118	$3,168	$3,513	$3,792